UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2025

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2445 Technology Forest Blvd., 11th Floor
The Woodlands, Texas 77381
(Address of principal executive offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	LXRX	The Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Exclusive License Agreement with Novo Nordisk

On March 27, 2025, we entered into an Exclusive License Agreement (the “Agreement”) with Novo Nordisk A/S (“Novo Nordisk”) for the worldwide development, manufacture and commercialization of LX9851, our preclinical drug candidate for obesity and associated cardiometabolic disorders.

Under the Agreement, we granted Novo Nordisk an exclusive, worldwide, royalty-bearing right and license under our patent rights and know-how to develop, manufacture and commercialize LX9851. Subject to specified exceptions, we may not develop, manufacture or commercialize any other compound which is directed to acyl-CoA synthetase 5 (“ACSL5”) during the term of the Agreement and for two years thereafter.

Under the Agreement, Novo Nordisk will pay us an upfront payment of $45 million. In addition, we are eligible to receive from Novo Nordisk (a) up to an aggregate of $485 million upon the achievement of specified regulatory and commercial launch milestones and (b) up to an aggregate of $475 million upon the achievement of specified sales milestones. We are also entitled to tiered, escalating royalties ranging from single-digit to low-double-digit percentages of annual net sales of LX9851, subject to customary royalty reduction provisions.

Lexicon is responsible for using commercially reasonable efforts to complete agreed-upon IND-enabling activities for LX9851 pursuant to an approved research plan and providing clinical supply of LX9851 to Novo Nordisk at an agreed upon transfer price for a specified time period. Novo Nordisk is responsible for customary diligence obligations with respect to the development and commercialization of LX9851.

The parties’ activities under the Agreement are governed by a joint steering committee which reflects equal representation from both parties. If the joint steering committee is not able to make a decision by consensus and the parties are not able to resolve the issue through escalation to specified senior executive officers of the parties, then Novo Nordisk will have final decision-making authority, subject to limitations specified in the Agreement.

The Agreement will, subject to customary survival provisions, expire upon the expiration of all applicable royalty terms for all licensed products in all countries. The royalty term for each licensed product in each country is the period commencing on the first commercial sale of a licensed product in a country and ending on the later of expiration of specified patent coverage and 10 years following the first commercial sale in the applicable country. Either party may terminate the Agreement in the event of an uncured material breach by the other party and Novo Nordisk may terminate the Agreement on a country-by-country and licensed product-by-licensed product basis upon specified written notice.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which we expect to file as an exhibit to our quarterly report on Form 10-Q for the three months ending March 31, 2025.

Amendment to Oxford Loan Agreement

On March 27, 2025, we and one of our subsidiaries entered into a seventh amendment (the “Seventh Amendment”) to our loan and security agreement with Oxford Finance LLC and the lenders listed therein (collectively, “Oxford”) (a) providing for the immediate payment to the lenders of $45 million and certain additional potential prepayment obligations, (b) modifying the amortization date and repayment amortization schedule under the loans, (c) modifying the existing financial covenant relating to minimum cash and (d) eliminating the existing financial covenant relating to net sales of INPEFA® (sotagliflozin), as well as certain other terms.

The Seventh Amendment is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The description of the Seventh Amendment in this Current Report is a summary and is qualified in its entirety by the terms of the Seventh Amendment.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.		Description
†10.1	—	Seventh Amendment to Loan and Security Agreement, dated March 27, 2025, with Oxford Finance, LLC and the lenders listed therein
EX-104	—	Cover Page Interactive Data File (embedded within the Inline XBRL document)
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†	Certain information (indicated by “[**]”) has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the Company if publicly disclosed.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: March 28, 2025	By:	/s/ Brian T. Crum
Brian T. Crum
Senior Vice President and General Counsel